Filed pursuant to Rule 433

Registration No. 333-260756

February 8, 2022

Final Term Sheet
CAD 500,000,000 1.750% Global Notes due 2025

Terms:

Issuer:	KfW
Guarantor:	Federal Republic of Germany
Aggregate Principal Amount:	CAD 500,000,000
Denomination:	CAD 1,000
Maturity:	March 17, 2025
Redemption Amount:	100%
Interest Rate:	1.750% per annum, payable semi-annually in arrears
Date of Pricing:	February 8, 2022
Closing Date:	February 15, 2022
Interest Payment Dates:	March 17 and September 17 in each year
First Interest Payment Date:	March 17, 2022 (for interest accrued from, and including, February 15, 2022 to, but excluding, March 17, 2022)
Interest Payable on First Interest Payment Date:	CAD 719,178.08 (for aggregate principal amount of CAD 500,000,000)
Currency of Payments:	USD unless noteholder elects CAD
Price to Public/Issue Price:	99.634%
Underwriting Commissions:	None
Proceeds to Issuer:	99.634%
Format:	SEC-registered global notes
Listing:	Luxembourg Stock Exchange (regulated market)
Business Day:	For payments in USD: New York and Toronto For payments in CAD: Toronto
Business Day Convention:	Following, unadjusted
Day Count Fraction:	Actual/Actual Canadian Compound Method (apart from short first coupon which is Actual/365)
Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main
Gross-Up:	No gross-up if tax deduction or withholding is imposed
Cross-Default:	None
Clearing System:	DTC (deliverable through CDS, CBL and Euroclear)
ISIN:	US500769JS41

CUSIP:	500769 JS4
Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong
Ratings of Issuer: [1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings
Managers:	BMO Capital Markets RBC Capital Markets TD Securities
Stabilization Manager:	The Toronto-Dominion Bank
Registrar:	The Bank of New York Mellon SA/NV, Luxembourg Branch
Paying Agent:	The Bank of New York Mellon
Additional Paying Agent:	The Bank of New York Mellon, Filiale Frankfurt am Main

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

The prospectus supplement relating to the notes is available under the following link:

https://www.sec.gov/Archives/edgar/data/0000821533/000110465921142929/tm2131584-10_424b3.htm.

KfW’s base prospectus relating to the notes is available through the following link:

https://www.sec.gov/Archives/edgar/data/0000821533/000110465921142909/tm2131584-3_sb.htm.

Alternatively, The Toronto-Dominion Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-855-495-9846.

Notice by Bank of Montreal Europe PLC to Distributors regarding MiFID II Product Governance

Bank of Montreal Europe PLC (the “EU Manufacturer”), acting in its capacity as manufacturer of the notes in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”), hereby informs prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the EU Manufacturer in respect of the notes in accordance with the product governance rules under MiFID II has led the EU Manufacturer to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients, each as defined in MiFID II; and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the EU Manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the EU Manufacturer’s target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

Notice by RBC Europe Limited and The Toronto-Dominion Bank to Distributors regarding UK MiFIR Product Governance

RBC Europe Limited and The Toronto-Dominion Bank (the “UK Manufacturers”), acting in their capacity as manufacturers of the notes for the purposes of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”), hereby inform prospective distributors for the purpose of the UK MiFIR Product Governance Rules that the target market assessment made by the UK Manufacturers in respect of the notes in accordance with the UK MiFIR Product Governance Rules has led the UK Manufacturers to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients, each as defined in Regulation 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the target market assessment of the UK Manufacturers; however, a distributor subject to UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment of the UK Manufacturers), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.